Exhibit 3.149

CERTIFICATE OF INCORPORATION OF A PRIVATE LIMITED COMPANY Company Number 10987413 The Registrar of Companies for England and Wales, hereby certiﬁes that ENSCO UK DRILLING LIMITED is this day incorporated under the Companies Act 2006 as a private company, that the company is limited by shares, and the situation of its registered ofﬁce is in England and Wales. Given at Companies House, Cardiff, on 28th September 2017. The above information was communicated by electronic means and authenticated by the Registrar of Companies under section 1115 of the Companies Act 2006 1 • Companies House ~R-OFcO l.\ e::: : ! (/) ~ ~ : C/J 0 •••• ••• t:.q ;,p •••••••••• Jo,.,.) <¢,1,,: ~'?;' GlAND P..~'v THE OFFICIAL SEAL OF THE REGISTRAR OF COMPANIES